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[NASDAQ LOGO]

February 8, 2001 (as amended March 21, 2002)


Mr. David Weild IV
111 West 67th Street
Apt. 34D
New York, NY 10023

Dear David:

      This letter agreement (the "Letter Agreement"), serves as an amendment and restatement of the offer letter presented to you on March 8, 2001. This Letter Agreement contains the entire understanding between you and The Nasdaq Stock Market, Inc. (the "Company") with respect to your employment with the Company and any and all agreements including, without limitation, the March 8, 2001 offer letter (other than your Option Agreements and Restricted Stock Agreement described in Paragraph 4 of this Letter Agreement) previously entered into shall be null and void. This Letter Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

      1. Your position with the Company is Vice Chairman and Executive Vice President, Corporate Client Group and in this role you report directly to the Chairman and Chief Executive Officer.

      2. Your annual base salary is $400,000 beginning with your start date of March 12, 2001. Your base salary will be reviewed periodically for purposes of increasing it based upon your performance.

      3. You are entitled to receive a guaranteed minimum annual bonus of $700,000 for each of calendar year 2001 and 2002, payable with respect to each such calendar year at the same time as the Company pays bonus awards to other senior executives, but in no event later than March 1st following the calendar year with respect to which the bonus relates contingent upon your not having (a) been terminated for "Cause" or (b) voluntarily resigned without "Good Reason." Notwithstanding the foregoing, under the terms of our incentive compensation program, as adopted by the Management Compensation Committee of our Board of Directors (the "Board"), 20% of your annual bonus (the "Retained Amount") will be retained for 24 months following the date bonuses are paid in accordance with the terms of that program.

      For purposes of this Letter Agreement the terms "Cause", "Good Reason" and "Change in Control" shall have the following meanings:

            (a) Cause means (i) you engaging in willful misconduct that is injurious to the Company or its affiliates, (ii) your embezzlement or

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      misappropriation of funds or property of the Company or its affiliates, or your conviction of a felony or your entrance of a plea of guilty or nolo contendere to a felony, (iii) your willful failure or refusal to substantially perform your duties or responsibilities that continues after being brought to your attention (other than any such failure resulting from your incapacity due to disability), or (iv) your violation any restrictive covenants entered into between you and the Company or the Company's Guidelines for Appropriate Conduct as described in the Company's Employee Handbook, or the Company's Code of Conduct.

            (b) Good Reason means a material diminishment of your responsibilities and compensation, relocation without your consent, or a Change in Control.

            (c) Change in Control means the first to occur of any one of the events set forth in the following paragraphs:

                  (i) any "Person," as such term is used in Sections 13(d)
            and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (C) any entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company ("Shares"), and (D) the National Association of Securities Dealers, Inc.), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly (not including any securities acquired directly (or through an underwriter) from the Company or its affiliates), of 25% or more of the Shares;

                  (ii) the following individuals cease for any reason to
            constitute a majority of the number of directors then serving on the Company's Board of Directors (the "Board"): individuals who, on March 12, 2001, were members of the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on March 12, 2001 or whose appointment, election or nomination for election was previously so approved or recommended;

                  (iii) there is consummated a merger or consolidation of the
            Company with any other corporation or the Company issues Shares in connection with a merger or consolidation of any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation that would result in the Shares of the Company outstanding immediately prior thereto continuing to represent (either by

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            remaining outstanding or by being converted into voting
            securities of the surviving or parent entity) more than 50% of the Company's then outstanding Shares or 50% of the combined voting power of such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person, directly or indirectly, acquired 25% or more of the Company's then outstanding Shares (not including any securities acquired directly (or through an underwriter) from the Company or its affiliates); or

                  (iv) the stockholders of the Company approve a plan of
            complete liquidation of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect), other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

      4. You were granted pursuant to the terms of the Company's Equity Incentive Plan (the "Equity Plan"), 14,000 incentive stock options, 250,000 non-qualified stock options and 15,900 shares of restricted stock. The terms and conditions of these awards are governed by the Equity Plan and the Stock Option and Restricted Stock Award Agreements entered into by and between you and the Company.

      5. You will also be eligible for future equity grants/awards commensurate with the Company policy or practice in effect at the time of issuance. Any such awards will require current and continued employment with the Company and continued satisfactory performance.

      6.    You are entitled to four (4) weeks paid vacation per year.

      7. The Company shall pay or reimburse you for your reasonable legal fees and expenses incurred in connection with the negotiation and execution of this Letter Agreement upon presentation by you of written invoices or receipts setting forth in reasonable detail the basis for such legal fees and expenses.

      8. During your employment with the Company you shall be provided with benefits on the same basis as benefits are generally made available to other senior executives of the Company, including without limitation, medical, dental, vision, disability, life insurance and pension benefits.

      David, we look forward to your continued employment with the Company. Sincerely,

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Hardwick Simmons
Chief Executive Officer
The Nasdaq Stock Market, Inc.



Agreed and Accepted:


/s/ David Weild, IV                 3/21/02
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David Weild, IV                     Date




Agreed and Accepted:


/s/ Hardwick Simmons                3/22/02
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Hardwick Simmons, CEO of            Date
The Nasdaq Stock Market, Inc.


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